IVERIC bio Provides Update on the Initiation of the Second Pivotal Clinical Trial Enrollment for Zimura® in Patients with Geographic Atrophy Secondary to Dry Age-Related Macular Degeneration

NEW YORK, March 18, 2020 – IVERIC bio, Inc. (Nasdaq: ISEE) today announced that due to the threat of the coronavirus (COVID-19) global pandemic, the Company has decided to delay the initiation of enrollment of patients in the second pivotal clinical trial for Zimura® (avacincaptad pegol), a novel complement C5 inhibitor, in development for the treatment of geographic atrophy (GA) secondary to dry age-related macular degeneration (AMD).

“In light of the COVID-19 pandemic and out of an abundance of caution for the safety and well-being of our elderly patients and participating physicians and their staffs, we have decided to delay the initiation of enrollment in our second pivotal trial of Zimura in geographic atrophy secondary to dry AMD, the ISEE2008 trial, which was on track to begin this month,” stated Glenn P. Sblendorio, Chief Executive Officer and President of IVERIC bio. “It is critically important that we heed the warnings from the U.S. Centers for Disease Control, World Health Organization and national, state and local governments during this time of uncertainty. We will continue to closely monitor the situation in the United States and abroad to determine when enrollment should begin.”

“Our first priority is to ensure the best interest of our patients, caregivers, and physicians,” stated Kourous A. Rezaei, M.D., Chief Medical Officer of IVERIC bio. “We want to thank clinical investigators and their teams for their enthusiasm and support in completing the activities necessary to begin enrolling patients at a number of clinical sites, including identification of potential patients for this trial. We will continue our efforts to prepare additional clinical sites, so that we can begin enrolling patients expeditiously, once the COVID-19 threat dissipates.”

Zimura Pivotal Program
The Company plans to enroll approximately 400 patients in the ISEE2008 trial, which is an international, multicenter, double masked, sham controlled clinical trial. Patients will be randomized to receive either monthly administration of Zimura 2 mg or sham during the first 12 months of the trial, at which time the primary efficacy analysis of the mean rate of change of GA growth at 12 months will be performed. If the 12 month results are positive, the Company plans to file an application with the U.S. Food and Drug Administration and the European Medicines Agency for marketing approval of Zimura for GA following receipt of that data. At month 12, the Company plans to re-randomize patients in the Zimura 2 mg arm to receive either monthly or every other month administration of Zimura 2 mg. All the patients who were initially randomized to the sham control arm will continue with monthly administration of sham. The final evaluation will take place at month 24.

On October 28, 2019, the Company announced that Zimura met its pre-specified primary efficacy endpoint and reached statistical significance in an international, multicenter, randomized, double masked, sham controlled clinical trial in GA secondary to dry AMD, referred to as the OPH2003 trial. Zimura was generally well tolerated after 12 months of administration. IVERIC bio provided further details supporting the positive results from this trial, which the Company plans to use as a pivotal trial, in its Annual Report on Form 10-K filed on February 27, 2020.

Dry AMD / Geographic Atrophy
Dry AMD is a significant cause of moderate and severe loss of central vision in older adults, affecting both eyes in the majority of patients. Although dry AMD is the most common form of AMD, there are no U.S. Food and Drug Administration or European Medicines Agency approved therapies to treat this condition. In dry AMD, thinning of the retinal pigment epithelial (RPE) cells in the central portion of the retina, or the macula, develops, along with other age-related changes to the adjacent retinal and choroidal tissue layers. Geographic atrophy, the advanced stage of dry AMD, is a disease characterized by degeneration of retinal tissue leading to further loss of vision.

About Zimura
Complement factor C5 is a central component of the complement cascade and is believed to be involved in the development and progression of dry AMD. Zimura is designed to target and inhibit complement factor C5. Zimura binds to C5 and inhibits its cleavage into the terminal fragments, C5a and C5b. By inhibiting the formation of complement system terminal fragments, Zimura may decrease the activation of inflammasomes and the formation of membrane attack complex (MAC), which occur at the end of the complement cascade. This mechanism of action could potentially prevent or slow down the degeneration of RPE cells providing the potential therapeutic rationale in GA secondary to dry AMD.

About IVERIC bio
IVERIC bio is a biopharmaceutical company focused on the discovery and development of novel treatment options for retinal diseases with significant unmet medical needs. Vision is Our Mission. For more information on the Company please visit www.ivericbio.com.

Forward-looking Statements
Any statements in this press release about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about the Company’s strategy, future operations and future expectations and plans and prospects for the Company, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, the Company’s forward looking statements include statements about its expectations to initiate enrollment in its second pivotal trial of Zimura in geographic atrophy secondary to dry AMD and to use its previously announced clinical trial of Zimura for the treatment of geographic atrophy as a pivotal trial, its development strategy for Zimura, the projected use of cash and cash balances, the timing, progress and results of clinical trials and other research and development activities and the potential utility of its product candidates. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the initiation and the progress of research and development programs and clinical trials, availability of data from these programs, reliance on third parties, establishment of manufacturing capabilities, expectations for regulatory matters, need for additional financing and other factors discussed in the “Risk Factors” section contained in the quarterly and annual reports that the Company files with the Securities and Exchange Commission. Any forward-looking statements represent the Company’s views only as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. While the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so except as required by law.

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Investor Contact:
IVERIC bio
Kathy Galante, 212-845-8231
Vice President, Investor Relations and Corporate Communications
kathy.galante@ivericbio.com
or
Media Contact:
SmithSolve

Alex Van Rees, 973-442-1555 ext. 111
alex.vanrees@smithsolve.com